Exhibit 99.1

Strategic Storage Trust VI, Inc. Announces Opening of New Self-Storage Facility in the Greater Toronto and Hamilton Area of Ontario, Canada

LADERA RANCH, Calif. – November 6, 2024 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), in partnership with SmartCentres (TSX: SRU.UN), is pleased to announce the opening of a new state-of-the-art, Class A self-storage facility in the Stoney Creek neighborhood of Hamilton in Ontario, Canada.

Located at 550 Centennial Parkway N with good visibility from the Queen Elizabeth Way highway, this cutting-edge facility offers four stories of climate-controlled storage space, encompassing approximately 100,000 net rentable square feet across approximately 970 units. The building is equipped with three elevators, ensuring easy access for customers. Strategically positioned within a bustling shopping center that serves as a hub for big-box retail, the facility offers unmatched convenience to residents of the surrounding areas.

The first and fourth floors are currently open for business, and construction on the remaining floors is expected to be complete during the fourth quarter of 2024. This facility will help address the increasing demand for self-storage solutions in the surrounding communities, including Riverdale West, Riverside East, Grayside, Cherry Heights, Vincent, Red Hill, Nashdale, Kentley, and McQuesten West. Additionally, the site presents an opportunity for potential installation of solar panels.

“We are thrilled to be part of the vibrant Stoney Creek area of Hamilton,” said H. Michael Schwartz, President and CEO of SST VI. “With its prime location, modern amenities, and easy accessibility, this new facility is designed to help meet the increasing demand for premium storage solutions in the area. We're confident it will provide significant value and convenience to the community.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of November 6, 2024, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,600 units and 1,016,000 rentable square feet (including parking); 11 properties with approximately 9,900 units and 1,081,000 rentable square feet (including parking) in Canada, joint venture interests in one operational and four development properties in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 525 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of November 6, 2024, SmartStop has an owned or managed portfolio of 203 operating properties in 22 states and Canada, comprising approximately 144,000 units and 16.2 million rentable square feet. SmartStop and its affiliates own or manage 37 operating self-storage properties in Canada, which total approximately 32,000 units and 3.3 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com